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Exhibit 3.13

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
HUNTSMAN ADVANCED MATERIALS LLC
(A Delaware Limited Liability Company)

        THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of December 20, 2005 (this "Agreement"), of Huntsman Advanced Materials LLC (the "Company") is made and entered into by the current members of the Company, as listed on the signature pages hereto (together with such other persons that are admitted or substituted as members from time to time, "Members").

RECITAL

        WHEREAS, on June 30, 2003, the members of the Company adopted the Company's Second Amended and Restated Limited Liability Company Agreement (as amended, the "Prior Agreement");

        WHEREAS, the undersigned Sole Member of the Company has approved the amendment and restatement of the Prior Agreement in its entirety.

        NOW, THEREFORE, for the foregoing purposes and intending to be legally bound, the undersigned Sole Member does hereby amend and restate the Prior Agreement in its entirety and, as of the date hereof, does hereby consent to and adopt this Agreement in accordance with the provisions of the Delaware Limited Liability Company Act (the "Delaware Act") and does otherwise hereby consent and agree in respect of the Company as follows:

ARTICLE I

THE COMPANY

        The name of the Company shall be "Huntsman Advanced Materials LLC" and its business shall be carried on in such name with such variations and changes as the Board of Managers shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company's operations are conducted.

ARTICLE II

TERM

        The Company's existence shall be perpetual unless dissolved in accordance with the Delaware Act.

ARTICLE III

MEMBERS

        Section 3.1    Admission of New Members.    No Person shall be admitted as a Member of the Company without the approval of each of the existing Members.

        Section 3.2    Certificates.    The membership interest of a Member in the Company (denominated in Units) shall be evidenced by one or more certificates in the form attached hereto as Exhibit A or any other form approved by the Board of Managers (the "Board") from time to time. Each Certificate shall be executed by the Chief Executive Officer or any Vice President and the Secretary or any Assistant Secretary of the Company (or other persons designated by the Board). The existing Members' ownership interests in the Company on the date hereof are represented by those certificates previously issued by the Company and currently outstanding.

        Section 3.3    Actions by Members.    The Members may approve a matter or take any action at a meeting of Members or, without a meeting, by the written consent of Members holding more than fifty percent (50%) of the aggregate Units of all Members (or such higher threshold as may be required by this Agreement, the Certificate of Limited Liability Company or the Delaware Act).

ARTICLE IV

MANAGEMENT

        Section 4.1    Designation of Managers.    The Company shall have up to six managers, constituting the Board of Managers, each of whom shall be designated and appointed by Members holding a majority of the outstanding Units of the Company (each, a "Manager"). The Board of Managers on the date hereof shall consist of Jon M. Huntsman, Peter R. Huntsman, Ian Burgess, Richard Michaelson, J. Kimo Esplin, and Samuel D. Scruggs. A Manager may be removed at any time from such position by Members holding a majority of the outstanding Units of the Company. Upon the removal or resignation of a Manager, a new Manager may be designated and appointed by such Members.

        Section 4.2    Authority of Managers.    In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, the Managers shall have full power and authority to do all things on such terms as they, in their sole discretion, may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.

        Section 4.3    Regular Meetings.    Regular meetings of the Managers may be held at such places within or without the State of Delaware and at such times as the Managers may from time to time determine, and, if so determined, notice thereof need not be given.

        Section 4.4    Special Meetings.    Special meetings of the Managers may be held at any time or place within or without the State of Delaware whenever called by any Manager, and, if so called, notice thereof need not be given.

        Section 4.5    Telephonic Meetings Permitted.    Managers may participate in a meeting of the Managers by means of conference telephone, video conference, internet web-based conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

        Section 4.6    Quorum; Vote Required for Action.    At all meetings of the Managers, the presence of a majority of the Managers shall constitute a quorum for the transaction of business. The affirmative vote of at least a majority of the Managers present at a meeting is required for all acts of the Managers. In case at any meeting of the Managers a quorum shall not be present, the Managers present may adjourn the meeting until a quorum shall be present. Each Manager shall have one vote.

        Section 4.7    Actions by Managers Without a Meeting.    Any action required or permitted to be taken at any meeting of the Managers, or any committee thereof, may be taken without a meeting and without a vote if all of the Managers consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Managers.

        Section 4.8    Committees.    The Board of Managers may establish committees from time to time with such powers and authorities as may be delegated by the Board of Managers in accordance with the Delaware Act.

ARTICLE V

OFFICERS

        The Managers may designate one or more persons to be officers of the Company. Officers are not "managers," as that term is used in the Delaware Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Managers may delegate to them; provided, that if the Managers have not specified the duties and authorities of a particular officer, such officer shall have the duties and authorities given to an officer having the same title under the Parent Company Charter Documents (as such term is defined in Section 6.2 below). Any officer may be removed as such, either with or without cause, by the Managers. Designation of an officer shall not of itself create contract rights.

        The following persons are hereby appointed to the offices set forth opposite their names and shall serve until their resignation or removal in accordance herewith:

Jon M. Huntsman	Chairman of the Board
Peter R. Huntsman	President and Chief Executive Officer
Paul G. Hulme	President, Advanced Materials Division
J. Kimo Esplin	Executive Vice President and Chief Financial Officer
Anthony P. Hankins	Executive Vice President
Samuel D. Scruggs	Executive Vice President and General Counsel
Michael J. Kern	Senior Vice President, Environmental, Health & Safety and Chief Information Officer
Don H. Olsen	Senior Vice President, Global Public Affairs
Brian V. Ridd	Senior Vice President, Purchasing
Mark Adams	Vice President, Administration
Peter J. Bentley	Vice President, Global Operations
Martin Casey	Vice President, Strategic Planning
Sean Douglas	Vice President and Treasurer
Kevin C. Hardman	Vice President, Tax
L. Russell Healy	Vice President and Controller
John R. Heskett	Vice President, Corporate Development & Investor Relations
Wade Rogers	Vice President, Human Resources
Christophe Struyvelt	Vice President, Financial Director
Samuel D. Scruggs	Secretary
Troy M. Keller	Assistant Secretary
Paul M. Wilson	Assistant Secretary

ARTICLE VI

INDEMNIFICATION

        Section 6.1    Certain Terms.    For purposes of this Article VI, "Parent Company" shall mean and refer to the Company's ultimate parent company with common stock listed on the New York Stock Exchange or traded through the Nasdaq National Market. For purposes of this Article VI, Managers shall, for all purposes, be treated in the same manner as Directors of the Parent Company in the event that the Parent Company is a corporation.

        Section 6.2    Indemnification.    Subject in all respects to any requirements or limitations contained in the Delaware Act, the Company shall indemnify and hold harmless its Managers, officers and, if applicable, employees and other agents to the same extent, in the same manner and subject to the same rights, terms, conditions and procedures (including, without limitation, with respect to the advancement of expenses) as such categories of persons would be indemnified and held harmless by the Parent Company pursuant to the Bylaws, Certificate of Incorporation or other relevant charter documents of the Parent Company (the "Parent Company Charter Documents"); provided, that if at any time the Company does not have a Parent Company with common stock listed on the New York Stock Exchange or traded through the Nasdaq National Market, the Company shall during such time provide indemnification and advancement of expenses to its Managers, officers, employees and other agents to the maximum extent permitted by the Delaware Act.

        Section 6.3    Severability.    If any provision or provisions of this Article VI or any provision referenced from the Parent Company Charter Documents shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions (including, without limitation, each portion of any paragraph containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions (including, without limitation, each such portion of any paragraph containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision or provisions held invalid, illegal or unenforceable.

ARTICLE VII

MISCELLANEOUS

        Section 7.1    Amendment to the Agreement.    This Agreement may be amended by, and only by, a written instrument executed by each of the Members.

[Remainder of the Page Left Intentionally Blank]

        IN WITNESS WHEREOF, the undersigned Members have duly executed this Third Amended and Restated Limited Liability Company Agreement as of the date first above written.

Huntsman Advanced Materials Holdings LLC
By:
Name:
Title:

EXHIBIT A

CERTIFICATE FOR INTERESTS IN
HUNTSMAN ADVANCED MATERIALS LLC
A Delaware Limited Liability Company

Certificate No.	No. of Units

Huntsman Advanced Materials LLC,
a Delaware limited liability company (the "Company"), hereby certifies that

[NAME OF MEMBER]

(The "Holder") is the registered owner of            Units of limited liability company Interest in the Company ("Interests"). The Holder, by accepting this Certificate, is deemed to have agreed to become a Member of the Company, if admitted as such in accordance with the terms of the Company Agreement, and to have agreed to comply with and be bound by, the Company Agreement.

No Interest(s) may be transferred unless and until this Certificate, or a written instrument of transfer satisfactory to the Company, is duly endorsed or executed for transfer by the Holder or the Holder's duly authorized attorney, and this Certificate (together with any separate written instrument of transfer) is delivered to the Company for registration of transfer.

THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER PROVIDES EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY (WHICH, IN THE DISCRETION OF THE COMPANY, MAY INCLUDE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

ATTEST:	HUNTSMAN ADVANCED MATERIALS LLC
Secretary or Assistant Secretary	By:	Chief Executive Officer or Vice President
Dated:

A-1

ASSIGNMENT OF INTEREST

FOR VALUE RECEIVED, the undersigned (the "Assignor"), hereby assigns, conveys, sells and transfers unto:

Please print or typewrite Name and Address of Assignee

Please insert Social Security or other Taxpayer Identification Number of Assignee

                                Units of Interest evidenced by this Certificate. Assignor irrevocably constitutes and appoints the Company as its attorney-in-fact with full power of substitution to transfer the Interest represented by this Certificate, or any lesser designated number of Interest as referenced herein, on the books of the Company.

Date:	Signature

A-2

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THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF HUNTSMAN ADVANCED MATERIALS LLC (A Delaware Limited Liability Company)
EXHIBIT A CERTIFICATE FOR INTERESTS IN HUNTSMAN ADVANCED MATERIALS LLC A Delaware Limited Liability Company